Exhibit 10.1

Confidential Materials omitted and filed separately with the	Tel: +1 613 592-2790
Securities and Exchange Commission. Asterisks denote omissions.	Fax: +1 613 592-6937
December 1, 2006
Boston Life Sciences Inc.
85 Main Street
Hopkinton, MA 01748
USA
Dear Sirs,

Re:	Amendment #7 to Agreement between MDS Nordion, a division of MDS (Canada) Inc., dated the 9th day of August, 2000, as amended (the “Agreement”).
Reference is made to the agreement between MDS Nordion and Boston Life Sciences Inc. (BLSI) dated the 9th day of August, 2000 (the “Agreement”).
In consideration of $1.00 and other valuable consideration the sufficiency of which is hereby acknowledged, the parties desire to further amend the Agreement and extend the term.
1.	Section 3.3, second paragraph shall be amended to read as follows:

“After the Facility is established, Nordion agrees, in consultation with BLSI, to develop and implement a Master Validation Plan for the Facility that will allow the production of Altropane under cGMPs to those volumes required by BLSI, not to exceed the Maximum Batch Size. The costs of preparation, development and implementation of the Master Validation Plan will be borne by Nordion. Prior to implementation, both parties shall in writing approve the Master Validation Plan. The parties -acting reasonably and taking into account Nordion’s operational schedule- shall work together to establish a supply schedule to meet BLSl’s requirements.”

2.	Section 16.1 of the Agreement shall be amended in its entirety and shall read as follows:

“The term of this Agreement shall commence upon the Effective Date, and unless terminated earlier pursuant to this Agreement, shall expire on the earlier of (i) FDA granting BLSI’s NDA with respect to Altropane for Parkinson’s Disease or (ii) December 31, 2007.”

3.	In addition to the Maximum Batch Size available for purchase as identified in Section 4.1 of the agreement, during the period of January 1, 2007 through December 31, 2007, BLSI agrees to purchase and MDS Nordion agrees to supply Altropane under the Agreement in accordance with the terms and batch size appearing on the face of MDS Nordion’s Quotation 2006-RQ-0189 (attached) and as amended from time to time. The Terms and Conditions on the second page of the quotation shall not apply.
All other Terms and Conditions in this agreement shall remain in full force and effect.
The foregoing amendments and agreement shall be effective as of the date first written above.
In you agree with the foregoing, please execute this Agreement in the space provided below.
Sincerely,
Mihran Zaroukian
Senior Program Manager
MDS Nordion

Per:	/s/ Phil Larabie

Name: Phil Larabie
Title: Vice President, Business Development

We agree this 7th day of December, 2006

Boston Life Sciences Inc.

Per:	/s/ Richard Thorn

Name:	Richard Thorn
Title:	Senior VP Program Operations

TO:	Boston Life Sciences Inc	DATE: 2006 November 16
85 Main Street
	Hopkinton, MA	OUR REFERENCE: 2006-RQ-0819
USA 01748
YOUR REFERENCE:
Attention: Mr. Richard Thorn

ITEM	DESCRIPTION
1.0	Quotation for the Supply of Batches of Altropane from January 1, 2007 Until December 31, 2007

Batch Description: up to 20 shippable doses of Altropane (See note)

	Price:	$[**] per batch
Minimum [**] batches monthly (minimum charge of $[**] per month)
Freight Charges: Prepaid and invoiced at cost. AirNet is recommended and is $185 per shipment

Note:
An Altropance does contains 5mCi of I-123 as of 15.00 hrs PT, the day after manufacture. Additional product specifications are as outlined in the Agreement between BLSI and MDS Nordion which expires on December 31, 2007.

UNLESS OTHERWISE STATED, PRICES DO NOT INCLUDE ANY TAXES ON DUTY. THIS QUOTATION IS SUBJECT TO TERMS OF THE FACE AND SECOND PAGE.
SHIPPING SCHEDULE:	DELIVERY:
As Requested By Customer	F.O.B. Vancouver, BC
CURRENCY:
United States Dollars
TERMS (SEE SECOND PAGE)	QUOTATION VALID UNTIL:
Net 30 Days	2007 December 31
ISSUED ON BEHALF OF MDS NORDION
MIHRAN ZAROUKIAN, PROGRAM MANAGER, MDS NORDION